                                              OppenheimerFunds, Inc.
                                            Two World Financial Center
                                          225 Liberty Street, 11th Floor
                                           New York, New York 10281-1008

September 17, 2007

The Board of Trustees
Oppenheimer Global Value Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 3,333.333 Class A shares,  33.333 Class B shares, 33.333 Class C shares, 33.333 Class N shares and
33.333 Class Y shares of  Oppenheimer  Global Value Fund (the "Fund"),  at a net
asset value per share of $30.00 for such class, for an aggregate  purchase price of $104,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                                     Very truly yours,

                                                     OppenheimerFunds, Inc.

                                                     By:  /s/ John V. Murphy
                                                          ____________________________
                                                          John V. Murphy
                                                          Chairman, Chief Executive Officer and Director